EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2009 FIRST QUARTER REVENUE INCREASES 5%

Monett, MO. November 4, 2008- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced first quarter fiscal 2009 results with a 5% increase in revenue and an increase of 4% in gross profit over the first quarter of fiscal 2008. Income from continuing operations decreased 5% and net income was down 4% compared to last year.

For the quarter ended September 30, 2008, the company generated total revenue of $183.1 million, compared to $174.9 million in the same quarter a year ago. Gross profit increased to $72.5 million compared to $69.6 million in the first quarter of fiscal 2008. Income from continuing operations decreased to $22.5 million compared to $23.8 million a year ago. Net income totaled $22.5 million, or $0.26 per diluted share, compared to $23.5 million, also $0.26 per diluted share in the same quarter a year ago.

According to Jack Prim, CEO, "While revenue was slightly below our expectations for the quarter, considering the current challenges presented by the economy and the related uncertainty in the marketplace, we are fairly pleased with our overall performance which saw total revenue growth of 5% and organic growth of over 3%.  We continued to see continued steady growth in the recurring revenue components of our support and services offerings.  With over 1,200 bankers in attendance at our National User Group meeting in Washington D.C. last month we were encouraged by both the attendance and the business outlook expressed by the attendees.  Several new products and partnerships were introduced to this audience and received a strong reception which we believe bodes well for future sales, particularly in the second half of the fiscal year."

Operating Results

"Our support and services revenue continues to grow at a healthy pace of 10% for the quarter compared to the prior year, especially considering some of the headwinds in the market," stated Tony Wormington, President. "One time implementation revenues were down 5% for the quarter compared to last year, which is primarily due to the decreased convert merger activity of our customers acquiring other banks in the current environment. Our electronic payments revenue grew 16% for the quarter even with the impact of our customers continuing to elect to go directly to the FED for Check 21 check image exchange as we have discussed in the past. Our Check 21 image exchange revenue was down 61% this year compared to the same quarter a year ago; without this drag our electronic payments revenue would have grown over 19% for the quarter. We have continued to manage our costs, so our support and service margins remained steady at 37% compared to the same quarter last year."

License revenue decreased 2% to $13.3 million, or 7% of first quarter total revenue, compared to $13.5 million, or 8% of first quarter total revenue a year ago. Growth of in-house support fees, outsourcing, and EFT support contributed to the 10% increase in support and service revenue which expanded to $151.9 million in the first quarter of fiscal 2009 from $137.9 million for the same period a year ago. Support and service revenue grew to 83% of fiscal 2009 first quarter revenue from 79% of revenue last year. Hardware sales in the first quarter of fiscal 2009 decreased 24% to $17.9 million or 10% of first quarter total revenue, from $23.4 million, or 13% of total revenue for the first quarter of fiscal 2008.

Cost of sales for the first quarter increased 5%, from $105.3 million for the three months ended September 30, 2007 to $110.6 million for the same period in the current fiscal year. Gross profit in the current year first quarter increased 4% to $72.5 million compared to $69.6 million last year. Gross margin was 40% for both periods.

Gross margin on license revenue for the first quarter of fiscal 2009 was 92% compared to 94% a year ago for the same period. The decrease is primarily due to an increase in the amount of third party software delivered during the quarter. Support and service gross margins were 37% during both periods. Hardware gross margins were lower for the first quarter at 25% compared to 26% for the same quarter last year primarily due to the volume, sales mix of hardware sold, and vendor rebates.

Operating expenses increased 10% to $36.9 million for the first quarter of fiscal 2009 compared to $33.4 million for the same quarter a year ago primarily due to increased employee-related expenses. Selling and marketing expenses rose 2% in the first quarter to $13.9 million from $13.7 million in the prior year's quarter. Selling and marketing expenses were 8% of revenue for both years. Research and development expenses increased 16% to $11.5 million for the first quarter of fiscal 2009, from $10.0 million for the same quarter of fiscal 2008. Research and development expenses remained at 6% of revenue for both periods. General and administrative costs increased 17% to $11.5 million in the first quarter of fiscal year 2009, from $9.8 million for the same quarter a year ago. General and administrative costs remained at 6% of revenue for both periods.

Operating income decreased 2% to $35.6 million, or 19% of revenue for the first quarter of fiscal 2009, compared to $36.2 million, or 21% of revenue, a year ago. Provision for income taxes in the first quarter of fiscal 2009 was 37.0% compared to 36.5% in the same period a year ago. As of end of the second quarter of fiscal 2008, the Research and Experimentation Credit had expired and was not considered in determining the provision for income taxes for the current quarter; however, it was considered for prior year's first quarter. First quarter net income totaled $22.5 million, or $0.26 per diluted share, compared to $23.5 million, also $0.26 per diluted share, in the first quarter of fiscal 2008.

"Our managers continue to do a good job of controlling overall cost and specifically our headcount. Our people are not only our most important asset but at the same time our largest expense," stated Kevin Williams, CFO. "During the quarter we saw a dramatic increase in our health insurance cost as we had an unprecedented number of significant claims. While our total compensation expense is only up 9% this quarter compared to a year ago, our fringe expense was up 30%, which this is allocated to all the different cost areas and caused some larger than expected increases. We will continue to monitor this and make changes when and where they are appropriate."

For the first quarter of 2009, the bank systems and services segment revenue increased 4% to $149.9 million, with a gross margin of 39%, from $144.0 million in revenue with a gross margin of 40% in the first quarter in fiscal 2008. The credit union systems and services segment revenue increased 8% to $33.2 million for the first quarter of 2009 from revenue of $30.8 million for the same quarter a year ago. Gross margin for the credit union systems and services segment remained at 40% for both periods.

Balance Sheet, Cash Flow, and Backlog Review

Cash and cash equivalents decreased to $24.8 million from $54.5 million compared to September 30, 2007. During the first quarter, borrowings on the revolving debt facility decreased $50.0 million as balances were reduced with cash from operations. Most of the cash from operations in the first quarter resulted from a decrease in trade receivables of $88.0 million to $126.0 million compared to June 30, 2008 at $213.9 million. This decrease in trade receivables is typical for the first fiscal quarter as annual maintenance billings issued toward the end of the fourth quarter are largely collected.

Deferred revenue increased 7% to $188.2 million at September 30, 2008 compared to a year ago. Stockholders' equity decreased 5% to $587.9 million at September 30, 2008, from $616.6 million at September 30, 2007.

Cash provided by operations totaled $59.2 million in the current quarter compared to $69.1 million during last year's quarter. The following table summarizes net cash (in thousands) from operating activities:

	Three months ended September 30,

	2008	2007

Net income	$22,509	$23,539
Non-cash expenses	17,398	15,586
Change in receivables	87,989	77,733
Change in deferred revenue	(35,395)	(38,926)
Change in other assets and liabilities	(33,349)	(8,804)

Net cash provided by operating activities	$59,152	$69,128

Net cash used in investing activities in the current quarter was $13.3 million and primarily included cash outflows for the development of software totaling $6.1 million. Other major uses of cash included $4.2 million of capital expenditures for facilities and equipment and $3.0 million in acquisition-related payments. In the first quarter in fiscal 2008, net cash used in investing activities of $30.7 million primarily included acquisition activity, including the acquisition of Gladiator Technology Services, Inc., totaling $17.4 million. Other major uses of cash included $9.7 million of capital expenditures for facilities and equipment and $5.7 million for the development of software.

Net cash used in financing activities in the current quarter was $86.6 million and included net repayment of short-term borrowings of $50.0 million, payment of dividends of $6.4 million and the purchase of treasury stock of $31.3 million. Cash used was partially offset by proceeds of $1.1 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock. In the first quarter of fiscal 2008, cash used in financing activities was $72.5 million and included repayment of a credit facility of $70.0 million, payment of dividends of $5.8 million and the purchase of treasury stock of $5.2 million. This cash used was offset by proceeds of $8.4 million from the exercise of stock options and sale of common stock.

Backlog, which is a measure of future business and revenue, increased 12% compared to year-ago levels to $266.2 million ($65.1 million in-house and $201.1 million outsourcing) at September 30, 2008. Backlog at September 30, 2007, was $237.6 million ($64.0 million in-house and $173.6 million outsourcing) and at June 30, 2007, it was $257.4 million ($63.1 million in-house and $194.3 million outsourcing).

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 8,800 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on October 29th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)
	Three Months Ended
	September 30,		% Change

	2008	2007

REVENUE
License	$13,294	$13,522	-2%
Support and service	151,947	137,912	10%
Hardware	17,857	23,442	-24%

Total	183,098	174,876	5%

COST OF SALES
Cost of license	1,089	770	41%
Cost of support and service	96,132	87,206	10%
Cost of hardware	13,348	17,298	-23%

Total	110,569	105,274	5%

GROSS PROFIT	72,529	69,602	4%
Gross Profit Margin	40%	40%

OPERATING EXPENSES
Selling and marketing	13,932	13,680	2%
Research and development	11,546	9,959	16%
General and administrative	11,459	9,808	17%

Total	36,937	33,447	10%

OPERATING INCOME	35,592	36,155	-2%

INTEREST INCOME (EXPENSE)
Interest income	563	1,349	-58%
Interest expense	(427)	(83)	414%

Total	136	1,266	-89%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	35,728	37,421	-5%

PROVISION FOR INCOME TAXES	13,219	13,658	-3%

INCOME FROM CONTINUING OPERATIONS	22,509	23,763	-5%

DISCONTINUED OPERATIONS
Loss from discontinued operations	-	(352)	-100%
Income tax benefit	-	128	-100%

Loss on discontinued operations	-	(224)	-100%

NET INCOME	$22,509	$23,539	-4%

Continuing operations	$0.26	$0.26
Discontinued operations	-	(0.00)

Diluted net income per share	$0.26	$0.26

Diluted weighted avg shares outstanding	86,622	90,833

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	Sept 30,		% Change

	2008	2007

Cash, cash equivalents and investments	$25,831	$55,507	-53%
Receivables	125,958	132,153	-5%
TOTAL ASSETS	900,892	901,852	0%

Accounts payable and accrued expenses	$36,343	$50,380	-28%
Deferred revenue	188,199	175,553	7%
STOCKHOLDERS' EQUITY	587,896	616,606	-5%

(THIRTY)